UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

PHILLIPS 66
(Name of Registrant as Specified In Its Charter)

ELLIOTT INVESTMENT MANAGEMENT L.P.

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

THE LIVERPOOL LIMITED PARTNERSHIP

ELLIOTT INVESTMENT MANAGEMENT GP LLC

PAUL E. SINGER

BRIAN S. COFFMAN

SIGMUND L. CORNELIUS

MICHAEL A. HEIM

STACY D. NIEUWOUDT

GREGORY J. GOFF

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Elliott Investment Management L.P., together with the other participants named herein (collectively, “Elliott”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders of Phillips 66, a Delaware corporation (the “Company”).

Item 1: Elliott mailed materials to stockholders of the Company, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 2: On May 15, 2025, Elliott posted Episode No. 6 of its “Streamline66 Podcast” podcast series to Apple Podcasts, Spotify, Simplecast, and the Streamline66 YouTube channel. A written transcript of Episode No. 6 is included below, and other materials relating to the posting of Episode No. 6 are attached hereto in Exhibit 99.1 and incorporated herein by reference.

Transcript

Geoff (0:00): Welcome to Streamline 66, the podcast where we bring you the latest in Elliott Investment Management’s effort to unlock value at Phillips 66. I’m Geoff Sorbello, Managing Director of Engagement at Elliott, and joining me today is Elliott Partner John Pike, who runs Elliott’s Global Energy Practice and is leading the Phillips 66 investment. All right, John, welcome back. We’re here again, and we are in classic proxy fight mode right now. A lot of back and forth between us and the company. It’s been eight years since I’ve been in a proxy fight, and 12 for you; we were in that one together as well. And I think what happens at this point in the campaigns is that there’s a lot of lost focus in what it’s really about. And so, I think maybe to start today, we could talk about what this is really about. I mean, what are we, what are we doing here? What’s going on here?

John (0:59): So, why we are here is because there is just a tremendous amount of value to be unlocked. This is a super high-quality asset base that has been frankly mismanaged and under optimized for quite some time. I guess stepping back, in the investments where we’ve been most successful, a common theme is: as we are in the diligence process, that process goes along and we get more and more excited and we see more and more upside. You know, sometimes in the investments that don’t become investments that go into the trash pile, you know, you kind of fade, there’s less, there’s problems, there’s things that just aren’t that interesting. Here, the more work we did, the more excited we got and the more upside, you know, was there to be unlocked.

Geoff (1:50): It’s interesting, I mean, we think it’s a great company. I mean, it’s a, you know, in proxy fight world, you do a lot of criticism, right, in order to demonstrate that change is necessary. But ultimately, I mean, we absolutely love the potential embedded in this business. And we expect and hope that there will be a day in the not-too-distant future where that potential gets realized and it will be kind of a celebratory realization of the value that so many people have created for so long that’s currently just locked inside the company structure. We love what can happen in refining. We see the assets as being terrific. We think that they can be optimized and made just as profitable, just as good as those of Marathon and Valero. What about Midstream?

John (2:43): So, again, the midstream assets here, putting aside whether the structure makes sense, the midstream assets are very attractive and quite valuable. Again, we don’t believe they’ve been optimized either operationally in the way they’ve been funded, but it’s a highly valuable, highly desirous collection of assets that with the proper management I think also would thrive. And just really quick, like, on the refining side, again, we had a tremendous team, and we went asset by asset across the Phillips system. And the result of that work was that on a profitability per barrel basis, on an EBITDA per barrel basis, as investors think about it, not as Phillips tries to cloak the numbers, there is no reason that we see that this system couldn’t be as profitable as Valero and MPC. So, again, with the right oversight and the right operational focus, this could be a very, very high performing system that would form the core of a super valuable company.

Geoff (3:52): Yeah, some of our nominees are in touch with people that still work at the company. Collectively, between our nominees and Greg Goff, you know, we have 90 years of ConocoPhillips walking around with us when we’re meeting with investors and doing our diligence. And they’re very excited for the people there. And to the extent that Phillips 66 employees are listening to us, we want to see this business thrive and it would be our expectation that your career, your wealth, your sense of satisfaction at work would also thrive alongside of that.

John (4:33): Yeah, we talk about common themes in our investments. One common theme is when we become public in these situations, we tend to become the complaint box for these companies. And one thing that invariably comes through is that there is a pent-up frustration, but also pent-up creativity and excitement of the employee base that is just waiting to be unleashed. I mean, people want to be associated with and they want to be a part of a winner. I think that’s just kind of how most of us are wired. And so, there’s often real clear excitement that comes out in these communications that we receive, which is kind of fun to see.

Geoff (5:26): That’s a good segue into something we’ve spent a head spinning amount of time talking about, and that’s their total shareholder return. Now, when we were presenting this case internally and doing our work, I mean, talking about Phillips 66 underperformance was just so easy to demonstrate. I mean, it was a fact of this situation. It wasn’t a marginal case. I mean, this was, you know, gravity exists, and the world was round, and Phillips 66 is underperforming. But when the company puts out their materials for the proxy fight, they show outperformance. And we were, when we first saw that calculation, we were like, what is this? You wanna walk us through what they’re actually up to here and for those who are able to, I think it’s slide 98 of our investor presentation. You can take a look at the slide, but why don’t you talk us through it.

John (6:28): When we were going through their methodology, it needs to do two things. First, it needs to start when Mark Lashier became CEO. And we’ll come back to why that is actually extremely disingenuous. But two, you need to effectively exclude from the calculation the performance of Valero and Marathon.

Geoff (6:53): But in they’re in their peer group, so how do you have them in the peer group but exclude them?

John (6:57): Yeah, and not only that. I think if you talk to investors and you said, if you name one of those three – they’re called “the Big Three” – and so, if you name one of those companies and said, “Who are the peers?”, the answer would begin and end with the other two. That’s not controversial. So, what do they do? They kind of do a sum of the parts version of their TSR, which in and of itself isn’t problematic. But on the refining side, they do two kind of cute things. First, they include a bunch of small, near micro-cap refiners that don’t trade anything like the Big Three. And so theoretically, we were first thinking, well, that’s going to dilute the impact of Marathon and Valero. But then they use the median.

Geoff (7:54): Not the average.

John (7:55): Not the average, they use the median, not a market cap weighted average, the median.

Geoff (7:59): Just the median of the group, so they all are on technically equal footing.

John (8:04): Well, and so, again, there’s nothing inherently evil about using the median. But in this case, given the number of peers in the refining sets, Marathon and Valero never actually go into the calculation of the refining comparator. In other words, it is always the average of, you know, two of these small non-comparable refiners.

Geoff (8:30): Who don’t perform well.

John (8:31): Who do not trade like the big three, much more volatile, much more volatile operating performance. They just trade completely differently. I don’t think that’s controversial. I think you and I at 2 AM a couple of weeks ago asked one of our very talented analysts to demonstrate just how silly this methodology is. And so, very quickly, this individual came back and replaced Marathon and Valero with Apple and Nvidia. And it literally did not change; it does not change the calculation...

Geoff (9:10): It doesn’t change the result.

John (9:11): ...One bit. And so, you can basically kick out Marathon and Valero, replace them with two high performing tech stocks and you, “Hey look, Lashier still outperforms…”

Geoff (9:21): Yeah, I mean, in that specific time period, but even using that tortured methodology, if you do kind of the classic one, three, five, then, whatever year look back, they still underperform.

John (9:38): They still underperform. And so, the other part of the, the methodology is you have to start on the date that Mark became CEO….

Geoff (9:49): The day before, June 30th.

John (9:50): The day before, I apologize. And so, in the preceding months leading up to that date, Phillips underperformed its refining peers by approximately 50%. So, there was significant underperformance heading into that date, significant that was driven by operating issues in the refining business.

Geoff (10:12): When he was the chief operating officer.

John (10:14): He was the chief operating officer.

Geoff (10:17): I don’t know. It’s one of the more creative analyses I’ve ever seen in a proxy fight.

John (10:25): So, I’m going to ask you a question. The company has put forward some fairly creative narratives about what we’re trying to do here. So again, let’s -- real clear, real slow -- go through what we’re actually trying to accomplish.

Geoff (10:49): Just for the investment community, the good people that work at Phillips, I want to just articulate our goals at Phillips 66. It’s in slide 8 in our presentation, and this is really what we’re hoping to achieve. I mean, the first thing is, adding credible directors to the board to instill a culture of accountability of Phillips 66 management. We don’t see it there. There’s been generous pay, promotions, you know, going from CEO to CEO and chairman. That, to us, in the face of what we consider to be poor performance, it is objectively poor performance, is showing that there needs to be more accountability at the company. The second thing is when the time is right, unlock this trapped value at the company. There is a ton, a ton of trapped value there, billions and billions of dollars. That has to be unlocked at some point. It has to be done with consideration to all the taxes and timing, all of that stuff has to be done pragmatically and credibly, but at some point, it has to happen. The third thing is refocus the company on operational excellence. We love the assets, they can do this, they’ve got to focus on it and get back to where they once were as being one of the best refining operators. And then finally, this one’s a little bit more holistic: instill a culture of ambition. And what we haven’t heard from the company is that we are aiming to be the best refining company in the world. Maybe because they don’t want to be a refining company. But there’s been a lack of ambition that comes through in all of their materials when they say, “We’ve done so well,” or what Bob Pease said was, “You don’t get results like this without an engaged board.” The stock’s down 18%, 20%, something like that, since he’s been on the board. So, that, to us, makes us uncomfortable that they are not going for the gold, they’re not trying to be the best. And that is, that’s table stakes in our view. You have to at least have that in your head that you are trying to become the best at whatever it is that you’re doing. So those are kind of the four pillars of what we’re looking to accomplish at Phillips 66. And we think with the support from shareholders and with the folks that we’re going to be putting on the board that that we will achieve those goals.

Geoff (13:42): Last question for you. I like to think of a shareholder voting their proxies kind of like going in the booth of a political election. It’s not like that, obviously. It’s online and, you know, a mouse click, but let’s take the image a little further. They’re going into the booth. The shareholder’s going into the booth. You have 30 seconds to say something to them before they go in and decide who to support. What would you say to them?

John (14:08): I would say, you know, do you want more of the same or do you want to sustainably re-rate this company? Is this company and is the stock price over the long-term going to be higher or lower with our nominees in that boardroom, instilling accountability, engaging in the necessary oversight? Are you going to make more money with those nominees or less?

Geoff (14:34): Alright. Thanks, John.

John (14:35): Thanks again.

Item 3: Also on May 15, 2025, Elliott posted materials to social media, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 4: Also on May 15, 2025, Elliott posted materials to Streamline66.com, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.